Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03

                                                                  Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03



PRICING SUPPLEMENT NO. 70 DATED November 1, 2006

     (To Prospectus Dated February 9, 2006 and Prospectus Supplement Dated February 13, 2006)

                        COUNTRYWIDE FINANCIAL CORPORATION
                           Medium-Term Notes, Series B
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                          COUNTRYWIDE HOME LOANS, INC.
                               Floating Rate Notes


Trade Date:                November 1, 2006                   Book Entry:    |X|
Public Offering Price:     100%                               Certificated:  |_|
Agent Discount:            0.05%          Original Issue Date:  November 6, 2006
Purchase Price:            99.95%           Principal Amount:     $1,000,000,000
Stated Maturity Date:      October 31, 2007   Net Proceeds:         $999,500,000

                                              Specified Currency:   U.S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                               Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |X| LIBOR |_| Other
                          [Telerate Page 7051]             [Telerate Page  ]
                          [Telerate Page 7052]             [Reuters Page  ]
                            |_|  Weekly Average            [Currency: ]
                            |_|  Monthly Average]

Exchange Rate Agent:       N/A


     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 5.44813% Minimum Interest Rate: N/A
     Interest  Determination  Dates:  Two London  Business Days Interest  Factor
Convention: N/A

                               prior to each Interest
                               Payment Date
                                             Index Maturity:            3 months

     Interest Reset Dates: Same as Interest Payment Dates Spread (plus or minus): plus 8 basis points
Spread Multiplier:                     N/A
Interest Payment Dates:    February 6, 2007, May 6, 2007,
                           August 6, 2007 and October 31,
                           2007, commencing February 6,
                           2007

                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

     Agents: ABN AMRO Incorporated, Countrywide Securities Corporation, Greenwich Capital Markets Inc., BNY Capital Markets, Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., BNP Paribas Securities Corp., Lehman Brothers Inc., HSBC Securities (USA) Inc., SG Americas Securities, LLC, Barclays Capital Inc.

Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |x| The Notes cannot be redeemed prior to maturity. |x| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|

Additional/Other Terms:             N/A

         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation. As of June 30, 2006, Countrywide Financial Corporation, on an unconsolidated basis, had no secured indebtedness outstanding, $17,493,777,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with the Notes to which this Pricing Supplement relates, $1,500,000,000 aggregate principal amount of unsecured and subordinated indebtedness outstanding and $235,913,000 of intercompany notes payable. As of that date, Countrywide Home Loans, Inc. had $12,965,373,000 aggregate principal amount of secured indebtedness outstanding, including $5,756,450,000 of intercompany borrowings, and $14,818,743,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, including $0 of intercompany borrowings, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans, Inc. and will rank equally with the Guarantees to which this Pricing Supplement relates.

         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Financial Corporation and Countrywide Home Loans have not, and the Agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Financial Corporation and Countrywide Home Loans are not, and the Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Financial Corporation and Countrywide Home Loans may have changed since that date.